SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2005

Beckman Coulter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation	(Commission File Number)	(IRS Employer Identification No.

4300 N. Harbor Boulevard
Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2005, Beckman Coulter entered into an Amended and Restated Credit Agreement with Citicorp USA, Inc. as sole administrative agent, Bank of America, N.A., as sole syndication agent, Citigroup Global Markets Inc. and Banc of America Securities, LLC., as joint arrangers and joint lead bookrunners, and the initial lenders listed in the agreement. This agreement amends and restates the credit agreement entered into in July, 2002 which would have terminated in July, 2005. The amended and restated agreement will terminate on January 31, 2010, subject to the Company’s right to request extensions as provided in the agreement.

The agreement provides the Company with a $300,000,000 revolving line of credit, which may be increased in $50,000,000 increments up to a maximum line of credit of $500,000,000. The proceeds may be used solely for domestic working capital and other general corporate purposes of the Company and its subsidiaries. The Company must pay interest on advances with the interest determined using formulas specified in the agreement. The Company also must pay a facility fee on the aggregate average daily amount of each Lender’s Commitment and a utilization fee if the outstanding amount exceeds 50% of the commitments. Outstanding advances may be repaid at any time.

Among other restrictions, the agreement prohibits the Company and its subsidiaries from creating certain liens on its properties, entering into certain types of mergers or consolidations, changing the nature of its business, or engaging in certain types of transactions. The agreement also requires the Company to maintain specified financial ratios.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Amended and Restated Credit Agreement effective January 31, 2005.

EXHIBIT INDEX

Exhibits

Exhibit 10.1 – Amended and Restated Credit Agreement effective January 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 4, 2005

BECKMAN COULTER, INC.

By:	/s/ Jack E. Sorokin
Name: Jack E. Sorokin
Title: Assistant General Counsel